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                                     EXHIBIT 10.1
                            WATSON WYATT & COMPANY HOLDINGS
                       COMPENSATION PROGRAM FOR OUTSIDE DIRECTORS
                                    NOVEMBER 2001

I. A schedule of outside director fees will be recommended by the CEO, and approved by the Executive Committee, from time to time.

II.  The schedule of fees as of November 1, 2001 is as follows:


     A  RETAINER:             $25,000 per year, paid quarterly
     B  BOARD MEETINGS:       $1,500 per day
     C  COMMITTEE MEETINGS:   $1,000 per day
                              ($750 if held in conjunction with Board meeting)
                              $2,000 per day for Committee Chair
                              ($1,000 if held in conjunction with Board meeting)
     D  TELEPHONE MEETINGS
        OF LESS THAN 4 HOURS: 40% of applicable fee
     E  OTHER MEETINGS:       $1,000 per day

III. Outside directors will initially be paid in shares of WW&Co Holdings common stock, or in a combination of cash and shares, quarterly (at the completed quarter-end share price) for services during the preceding quarter.


     A A director is expected to own Watson Wyatt stock. To meet a target of 3,000 shares, a director may initially elect to be paid all in shares, or up to 40% of each payment in cash in order to satisfy immediate tax liability. At any time, a director may change this election within these parameters.

     B After acquiring 3,000 shares, a director may elect to be paid through any combination of (i) cash; (ii) deferral of cash under the "Voluntary Deferred Compensation Plan;" and/or (iii) shares of the Company's stock.

     C Once a director attains the 3,000 share target, he/she shall continue to own at least 3,000 shares while serving as a director.

     D Shares will be distributed to the director by means of an account to be established for each director at Salomon Smith Barney.

IV.  The Voluntary Deferred Compensation Plan shall be as annexed hereto as
Exhibit 1.
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                                                                      EXHIBIT 1



                         WATSON WYATT & COMPANY HOLDINGS

                      VOLUNTARY DEFERRED COMPENSATION PLAN

1. PURPOSE


The purpose of the Watson Wyatt & Company Holdings Voluntary Deferred Compensation Plan is to provide non-employee directors of Watson Wyatt & Company Holdings an opportunity to defer compensation from the Company.





2. DEFINITIONS


(a) "Change in Control" shall mean the occurrence of any of the following:


     (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company;


     (ii) any "person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act, as defined below) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or is subject to other conditions), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise;


     (iii) satisfaction or waiver of all conditions precedent (including receipt of any approval by the stockholders of the Company) under any agreement or plan of merger, consolidation or reorganization involving the Company, if as a result of such merger, consolidation or reorganization the stockholders of the Company immediately before such transaction will not own, directly or indirectly immediately following such merger, consolidation or reorganization, more than 50% of the combined voting power of the company(ies) resulting

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from such merger, consolidation or reorganization in substantially the same proportion as their ownership immediately before such merger, consolidation or reorganization; or


     (iv) during any period of two consecutive years, individuals who at the beginning of such period served on the Board of Directors (any such individual, an "Incumbent Director") cease for any reason to constitute a majority of the Board of Directors; provided that any new director whose election to the Board or whose nomination for election to the Board was approved by a majority of the Incumbent Directors then in office shall be considered an "Incumbent Director" unless the director was elected or nominated for election to the Board of Directors to avoid or settle a threatened or actual proxy contest.


(b) The term "Committee" shall mean the Executive Committee of the Board of Directors of the Company.


(c) The "Company" shall mean Watson Wyatt & Company Holdings.


(d) The term "Compensation" shall mean retainers, meeting fees, and any consulting fees or other fees for assignments arising out of the Participant's capacity as a non-employee director.


(e) The term "Deferred Compensation Account" shall mean a memorandum account established by the Company on its books.


(f) The term "Participant" shall mean a nonemployee director of the Company.


(g) The term "Plan" shall mean the Watson Wyatt & Company Holdings Voluntary Deferred Compensation Plan.


3. ADMINISTRATION


The Plan shall be administered by the Executive Committee of the Board of Directors of the Company. The Company shall have sole and complete authority to interpret the terms and provisions of the Plan and to delegate various administrative tasks to appropriate officers and employees of the Company.


4. ELIGIBILITY


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Non-employee directors who have acquired at least 3,000 shares of Watson Wyatt &
Company common stock shall be eligible to participate in the Plan.


5. ELECTION TO DEFER


(a) A Participant may elect in writing delivered to the Committee to defer receipt of all or a specified portion of his/her Compensation. Once received by the Committee, an election to defer cannot be revoked.


(b) The election must be made prior to the beginning of the calendar year to which the Compensation relates. A new Participant in the Plan shall have 15 days following his/her selection by the Committee to make an election with respect to Compensation to be earned for the balance of the year.


(c) The period of deferral shall be until the Participant ceases to be a director of the Company.


6. ESTABLISHMENT OF DEFERRED COMPENSATION ACCOUNT


At the time of the Participant's initial deferral pursuant to Paragraph 5, the Company shall establish a Deferred Compensation Account for such Participant on its books. Deferred Amounts shall be credited to the Deferred Compensation Accounts at the time the Compensation would have been paid to the Participant if no deferral election were made. Additions as provided in Paragraph 7, below, shall be credited to the Participant's Deferred Compensation Account as of the last day of each month.


7. ADDITIONS TO DEFERRED ACCOUNTS


As of the last day of each month, the balance in the Participant's Deferred Compensation Account at the beginning of that month shall be credited with interest using an interest factor equivalent to the prime rate of interest as reported by Bank of America at the beginning of such month.


8. PAYMENT OF DEFERRED AMOUNT


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(a) Except as otherwise provided in subparagraph (b) or (c) below, a participant's Deferred Compensation Account shall be paid to the Participant, or the Participant's beneficiary in a lump sum, as soon as practical after the participant ceases to be a director of the Company.


In the event of the Participant's death, payment of the balance in the Participant's Deferred Compensation Account shall be made in a lump sum to the Participant's beneficiary designated by the Participant in writing and delivered to the Committee, or if none, to the Participant's estate.


(b) A Participant shall receive the balance in the Deferred Compensation Account as soon as practical after the occurrence of a Change in Control of the Company.


(c) Anything contained in this Paragraph to the contrary notwithstanding, in the event a Participant incurs a severe financial hardship as determined by the Committee in its sole discretion, the Committee, in its sole discretion and upon written application of such Participant, may direct immediate payment of all or a portion of the then current value of such Participant's Deferred Compensation Account; provided that, in the case of a hardship, such payment shall in no event exceed the amount necessary to alleviate such financial hardship.


9. PARTICIPANT REPORTS


The Committee shall provide a statement to the Participant at least annually concerning the status of his/her Deferred Compensation Account.


10. TRANSFERABILITY OF INTERESTS


All Deferred Compensation Accounts shall be merely bookkeeping entries. Any assets which may be reserved to pay benefits hereunder, shall be considered as general assets of the Company for use as it deems necessary and shall be subject to the claims of the Company's creditors. The rights and interests of a Participant shall be solely those of a general creditor of the Company and such Participant's rights and interests may not be anticipated, assigned, pledged, transferred or otherwise encumbered or disposed of except in the even of the death of the Participant, and then only by will or the laws of descent and distribution.


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11. AMENDMENT, SUSPENSION AND TERMINATION


The Company by action of its board of Directors may amend, suspend of terminate the Plan or any portion thereof in such manner and to such extent as it may deem advisable and in the best interests of the Company. No amendment, suspension and termination shall alter or impair any Deferred Compensation Accounts without the consent of the Participant affected thereby.


12. SEVERABILITY


If any provision of this Plan is declared to be invalid or unenforceable, such provision shall be severed from this Plan and the other provisions hereof shall remain in full force and effect.


13. UNFUNDED OBLIGATION


The Plan shall not be funded, and no trust, escrow or other provisions shall be established to secure payments due under the Plan. A Participant shall be treated as a general, unsecured creditor of the Company at all times under the Plan.


14. APPLICABLE LAW


The Plan will be construed and enforced according to the laws of the District of Columbia and all provisions of the Plan will be administered accordingly.


15. EFFECTIVE DATE


The Plan shall be effective immediately upon approval by the Board of Directors of the Company. Thereupon, eligible Participants shall be permitted to make an election under Paragraph 5, above, within 15 days with respect to compensation to be earned during the balance of the calendar year.


Executed on behalf of Watson Wyatt & Company Holdings pursuant to authorization of its Board of Directors on November 16, 2001.

                  By:      /s/ WALTER W. BARDENWERPER
                           --------------------------
                           Secretary


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